Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 1, 2025 with respect to the audited consolidated financial statements of Nuo Therapeutics, Inc. for the year ended December 31, 2024. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ MaloneBailey LLP

www.malonebailey.com

Houston, Texas

May 1, 2025